Exhibit 10.5

ESSA BANK & TRUST

DIRECTOR EMERITUS AGREEMENT

THIS DIRECTOR EMERITUS AGREEMENT (the “Agreement”) is made this      day of                     ,          by and between ESSA Bank & Trust (the “Bank”), ESSA Bancorp, Inc. (the “Company”) and              (the “Director”).

WHEREAS, the Bank and the Company have established age 74 as the mandatory retirement age for members of their respective Boards of Directors, such that each director is required to resign his or her seat on the Board as of the next annual meeting following the date on which the director attains age 74; and

WHEREAS, in order to promote orderly succession of membership on the Board of Directors of the Bank and the Company in the event a director is required to retire from service on the Board, the Bank and the Company are willing to provide the retirement benefits described herein to any director who is not an active employee of the Bank or the Company at the time of his or her retirement from the Board; and

WHEREAS, such retirement benefits are provided in recognition of the Director’s past service to the Bank and Company and in consideration of the Director’s agreement to perform certain future services for the Bank and the Company, as described herein; and

WHEREAS, such retirement benefits shall be paid from the general assets of the Bank or the Company;

NOW THEREFORE, the Bank, the Company and the Director agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following words and phrases have the meanings specified below:

1.1 “Board” means the Board of Directors of the Bank, the Board of Directors of the Company and the Board of Directors of any other entity that is in the same controlled group of entities as the Bank, as defined in Code Section 414.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Final Fee” means:

(a) with respect to directors other than the Chairman of the Board, the amount of the Director’s monthly Board meeting fee in the year of Retirement as a

Director of the Bank or Company (Example: In 2007, the regular monthly meeting fee for directors is $1,000, so a director who retires in 2007 would receive $1,000 per month as his or her Final Fee under this Agreement); and

(b) with respect to the Chairman of the Board, the amount of the Chairman’s monthly Board meeting fee in the year of Retirement as a Director of the Bank or Company (Example: In 2007, the regular monthly meeting fee for the Chairman is $1,500, so if the Chairman retires in 2007, he would receive $1,500 per month as his Final Fee under this Agreement).

1.4 “Mandatory Retirement Age” means attainment of age 74 while serving as a member of the Board.

1.5 “Retirement” means the termination of the Director’s service as a member of the Board as of the date of the next annual meeting following the Director’s attainment of Mandatory Retirement Age. In order to receive any benefit payments hereunder, such termination of service must qualify as a “separation from service” as defined in Code Section 409A and the regulations thereunder, with respect to independent contractors.

ARTICLE II

BENEFITS

2.1 Retirement Benefits.

(a) Amount, Frequency and Duration of Payments. Upon Retirement, if the Director agrees to perform the services described herein for a period of 60 months (i.e., 5 years) following Retirement, the Bank or the Company shall make a monthly payment to the Director in an amount equal to his or her Final Fee for a period of 60 months, beginning on the first day of the month following the Director’s Retirement and continuing on the first day of each month thereafter.

(b) Conditions on Receipt of Payments. Any other termination of service on the Board other than Retirement shall not entitle the Director to any benefits hereunder. The payments described in subsection (a) above are contingent on the Director:

(i) executing this Agreement within 30 days after Retirement;

(ii) being available to provide advice and consultation to the Board when called upon and, if invited, attending Board meetings or other Bank or Company functions, provided that the Bank and Company’s request for the Director’s time and service (A) must be reasonable in nature and amount and (B) shall not exceed the time commitment that would cause the Director to be treated as not having experienced a “separation from service” as defined in Code Section 409A and the regulations thereunder;

(iii) continuing to act as a “goodwill ambassador” for the Bank and the Company;

(iv) providing such information and assistance to the Bank or Company as may reasonably be required by the Bank or Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Director shall not be required to provide information or assistance with respect to any litigation between the Director and the Bank or any of its subsidiaries or affiliates;

(v) refraining from disclosing any confidential knowledge of the past, present, planned or considered business activities of the Bank, Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any regulatory agency with jurisdiction over the Bank or Director);

(vi) refraining from competing with the Bank and the Company and any of their subsidiaries for a period of one year following termination of service on the Board within 50 miles of any existing branch of the Bank or Company or 50 miles of any office for which the Bank or Company or a subsidiary has filed an application for regulatory approval, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.

(vii) refraining from soliciting or inducing any employees of the Bank or Company to leave their employment with the Bank or Company for a period of one year following termination of service on the Board; and

(viii) refraining from directly or indirectly soliciting the business of any customers or clients of the Company or Bank for a period of one year following termination of service on the Board.

2.2 Funding; Forfeiture of Benefits.

(a) Source of Funds. All benefits hereunder shall be paid from the general assets of the Bank or the Company, and as such, are contingent on the solvency of the Bank or the Company. The Bank or Company may acquire investments (including, but not limited to life insurance products on the Director’s life in which the Director and any Beneficiary have no preferred or secured claim) in order to informally fund its obligations hereunder, but such investments shall at all times remain the sole and exclusive asset of the Bank or the Company.

(b) Federal Tax and Pension Rules. To the extent the amounts payable hereunder are construed to be nonqualified deferred compensation under the applicable provisions of the Code (including, but not limited to, Code Section 409A), then the rights of the Director and any Beneficiary to receive payments hereunder shall be no greater than those of an unsecured general creditor of the Bank and the Company and shall be subject to forfeiture if the Director fails to perform all of the services and duties set forth in Section 2.1(b) above. The right to benefits hereunder are a mere promise to pay such benefits and as such, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Because only non-employee directors are eligible to participate in this Agreement, the Agreement is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.3 Required Provisions.

(a) The Bank may terminate Director’s service at any time, but any termination other than termination for cause (as defined below) shall not prejudice Director’s right to compensation or other benefits under this Agreement. Director shall have no right to receive compensation or other benefits for any period after termination for cause. “Termination for cause” means termination because of Director’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(b) If Director is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Director all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Director is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Director by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

ARTICLE III

ADMINISTRATION

3.1 General Administration. The Board shall have powers which are necessary to administer this Agreement, including, but not limited to: interpreting the provisions of the Agreement, maintaining a record of benefit payments and establishing rules and prescribing forms necessary or desirable for administering this Agreement.

3.2 Claims and Disputes. Any claims for benefits hereunder must be filed with the Board within 90 days of the date the payment otherwise would have been due.

3.3 Binding Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in a location selected by the Board within twenty-five miles of Stroudsburg, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1 Amendment. Except as required by the banking rules set forth in Section 2.3, this Agreement may be amended only by a written agreement, signed by the Bank, Company and Director.

4.2 Termination.

(a) The Bank, Company and Director reserve the right to terminate this Agreement at any time, provided, however, that any termination shall not reduce or take away any benefits which the Director has already earned by performing the required services and duties set forth in Section 2.1(b).

(b) To the extent this Agreement is subject to Code Section 409A, any termination of this Agreement shall be undertaken in compliance with Code Section 409A and the regulations thereunder, with respect to the acceleration of any benefit payments based on termination of the Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

5.2 Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

5.3 Successors. This Agreement shall be binding upon, and inure to the benefit of, Director and the Bank and the Company, and their respective successors and assigns.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, and Director has signed this Agreement, as of the date first above written.

ESSA BANCORP, INC.

By:
Date		Chairman of the Board

ESSA BANK & TRUST

Date	By:
Chairman of the Board

Director:

Date